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                                                                   Northern Illinois Gas Company
                                                                            Form 10-K
                                                                          Exhibit 12.01


                                      NORTHERN ILLINOIS GAS COMPANY
                     COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                                               (Thousands)

                                                                      Year Ended December 31
                                                       1995       1994      1993       1992      1991

Earnings available to cover fixed charges:

 Net income                                        $  85,448   $  93,078 $  94,935  $  91,239 $  91,368

 Add:  Income taxes                                   49,881      50,958    52,890     49,578    47,664

       Fixed charges                                  39,400      37,729    40,960     41,648    40,969

       Allowance for funds used
          during construction                           (911)       (151)      (64)      (915)     (700)

 Total                                             $ 173,818   $ 181,614 $ 188,721  $ 181,550 $ 179,301


Fixed charges:

 Interest on debt                                  $  38,129   $  36,726 $  38,949  $  39,773 $  36,270

 Other interest charges and
    amortization of debt discount,
    premium and expense, net                           1,271       1,003     2,011      1,875     4,699

 Total                                             $  39,400   $  37,729 $  40,960  $  41,648 $  40,969


Ratio of earnings to fixed charges                      4.41        4.81      4.61       4.36      4.38
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